Exhibit 10.5

Supply Agreement (“Agreement”)

Parties.

1.Liquidia Technologies, Inc., 419 Davis Dr., Suite 100, Morrisville, NC 27560 United States，email supplychain@liquidia.com ( “Liquidia”).

2.Plastiape SpA of 23875 Osnago (Lecco) - Via 1 Maggio, 8, Italy facsimile +39 039 587805 email info.plastiape@plastiape.it (“Plastiape” and, collectively with Liquidia, the “Parties” and each a “Party”).

Introduction.

A. Plastiape is in the business of manufacturing the Products (as defined below).

B.Liquidia is a pharmaceutical company.

C.Liquidia wishes to acquire the Products from Plastiape and Plastiape agrees to supply the Products to Liquidia on the terms and conditions set out in this agreement.

Operative Clauses.

1.Definitions and Interpretation.

1.1Definitions.In this Agreement:

“Affiliate” means: (i)a holding company of the Party; (ii) a subsidiary of the Party or a subsidiary of the holding company of the Party; (iii) any entity controlled by the Party; or (iv) persons or entities who directly or indirectly have the capacity to control the Party (including persons or entities who individually or collectively have the capacity to control more than 50% of the membership of the board of directors of the Party or who control more than 50% of the equity securities of the Party or a related party).

“Background IP” means all Intellectual Property Rights (a) acquired, conceived or developed by a Party independently before the execution of this Agreement, or (b) independently acquired, conceived or developed by a Party outside the scope of this Agreement.

“Arising IP” means all Intellectual Property Rights discovered, invented, conceived or developed by a Party in connection with the activities described in this Agreement.

“Business Day” means any day of the week which is not a Saturday, Sunday or legal holiday observed by the federal government of the United States or Italy.

“cGMP” means the current and any future good manufacturing practices and quality system regulations promulgated by the FDA under the authority of the Federal Food, Drug and Cosmetic Act, as amended, as set forth in 21 C.F.R. Parts 210, 211, and 820 or the counterpart current and any future good manufacturing practices and quality system regulations in the country in which the Products are manufactured.

“Change of Control” occurs, in relation to a Party, if any person or group of persons acting together, other than the persons entitled on the date of this Agreement, becomes entitled to the power, whether held directly or indirectly (such as through interposed entities) and by whatever means (whether or not enforceable at law or in equity) to:

(a)exercise, or control the exercise of, more than 50% of the voting power of that Party;

(b)	dispose of, or control the disposal of, more than 50% (by value) of the equity securities of that Party;
(c)	appoint, or control the appointment of, directors of that Party having more than 50% of the votes at board meetings; or

(d)	determine, or control the determination of, the substantial conduct of that Party’s affairs, business activities or decisions.

“Confidential Information” means the confidential, proprietary, or other similar information of a Party which includes without limitation:

(a)

information relating to scientific and technical matters, research and development activities, inventions, data and know-how, regulatory practices, personnel, policies, clientele, suppliers or business strategies, product information, financial information, prices and/or costs or information observed during facilities tours;

(b)	information relating to the terms upon which the Products are to be manufactured and sold pursuant to this Agreement.

The foregoing notwithstanding, the term “Confidential Information” does not include information:

i.	which the Party receiving such information (the “Receiving Party”) was aware of prior to its receipt from the other party (the “Disclosing Party”) and without an obligation of confidentiality to Disclosing Party;
ii.	which otherwise becomes known to the Receiving Party other than through the disclosure by or on behalf of the Disclosing Party or any other source known by the Receiving Party to be under an obligation of confidentiality to Disclosing Party with respect to such information;
iii.	which is in the public domain (other than through a breach of this Agreement or a breach of confidence by any person); or
iv.	which is discovered or developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

“Debarred Entity” means (i) a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or (ii) any entity that is an Affiliate of any entity described in clause (i).

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

“Effective Date” means May 22nd, 2023.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Force Majeure” means, solely to the extent beyond the reasonable control of the Party whose performance is adversely affected by the event:

(a)	any act of God, fires, unusually severe weather conditions, earthquakes, floods, epidemics, war, revolution or any other unlawful act against public order or authority by any third parties;

(b) governmental restrictions or sanctions embargo or other governmental action;

(c)	industrial dispute or disturbance, energy shortages, raw material shortages or delays, power outages; or

(d)other event which is not within the reasonable control of a Party.

“Insolvency Event” in relation to a Party, means any of the following events:

(a)	the Party ceases to (or is unable to) pay its creditors (or any class of them) in the ordinary course of business, or announces its intention to do so;
(b)	a receiver, manager, receiver and manager, administrative receiver or similar officer is appointed to that Party or any of its assets;
(c)	such Party enters into, or resolves to enter into, a scheme or arrangement, compromise or composition with any class of creditors;

(d)	a resolution is passed or an application to a court is taken for the winding up, dissolution, official management or administration of that Party; or
(e)	anything having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction.

“Intellectual Property Rights” means any patent, patent application, trademark, service mark, copyright, domain name, trade dress, inventions, trade secrets and know-how or any similar or equivalent rights in any part of the world whether or not patentable or copyrightable or otherwise registerable.

“Product(s)” means (i) dry powder inhaler known as RS00 Dry Powder Inhaler Model 8 as described on Plastiape’s Type III Drug Master File, filed at the FDA with # 18418 (the “DMF”), along with any improvements which might be agreed in writing between the Parties and (ii) any other products that may be added to this Agreement by mutual agreement of the Parties.

"Quality Agreement” means that certain Quality Agreement, executed on July 9, 2020, by and between Liquidia and Plastiape, as it may be amended from time to time.

“Specifications” means the mutually agreed specifications for the design, composition, product safety assurance, manufacture, packaging, and/or quality control of the Product, as described in the DMF referenced above, as the same may be modified or supplemented by mutual agreement of the Parties in writing.

“Term” has a meaning described to it in clause 16.

1.2Interpretation. In this Agreement, unless the context otherwise requires:

(a)singular includes plural and plural includes singular;

(b) reference to a person includes a corporation, firm and any other entity;

(c)reference to a Party includes that Party’s successors and permitted assigns;

(d)headings do not affect interpretation of this Agreement;

(e)if any part of this Agreement is for any reason declared invalid, such decision will not affect the validity of any remaining portion, which will remain in full force and effect;

(f)no rule of construction applies to the disadvantage of a Party because that Party put forward this document or any portion of it;

(g)the schedules and annexures to this Agreement form part of this Agreement; and

(h)terms defined in Incoterms 2020 have the meaning set forth in Incoterms 2020 when used in this Agreement unless otherwise defined herein.

2.Supply of Product.

During the Term, Plastiape must manufacture, sell, and deliver to Liquidia and its Affiliates such quantities of Product as ordered by Liquidia and its Affiliates pursuant to this Agreement. Each Product sold under this Agreement must conform to the Specifications for such Product and otherwise be supplied in accordance with this Agreement. All Products shipped to Liquidia shall have, at the time of delivery to Liquidia, at least [***] of remaining approved Product shelf life. Plastiape acknowledges and agrees that Liquidia may, from time to time, designate in writing certain third parties who shall be authorized to purchase Products on behalf of Liquidia pursuant to this Agreement (such third parties being referred to herein as “Designees”). In the event any such Designee places any order for any Product pursuant to this Agreement, such Designee shall have all of the same rights and obligations as Liquidia under this Agreement with respect to such order. Liquidia shall have the right to withdraw the designation of any Designee pursuant to this Section 2 at any time in its sole discretion upon written notice to Plastiape. Liquidia shall notify Plastiape of its decision of withdrawal of the Designee as soon as possible.

3.Prices for Supply of Product.

The prices for the Products will be as set out in Schedule 1 to this Agreement and are based on FCA terms (Incoterms 2020). If customer elects the Products to be delivered on DAP terms (Incoterms 2020), Plastiape will provide the calculation of such cost (and as specified in clause 6.4.).

The prices may be increased or decreased from time to time in accordance with the pricing adjustment program set forth in Schedule 1.

4.Forecasts and Ordering.

4.1Forecasts.

(a)At least [***] prior to the beginning of each calendar year during the term of this Agreement, Liquidia will provide Plastiape with a non-binding written forecast of Liquidia’s expected requirements for Product during the following [***].

4.2Orders.

(a) Liquidia is not required to buy any specific amount of Product under this Agreement, except for the quantities which Liquidia actually orders through binding purchase orders.

(b) Liquidia may place binding orders for Product by written or electronic purchase order to Plastiape, which shall be placed at least [***] prior to the desired date of delivery.

(c)Plastiape must provide Liquidia with written confirmation of receipt of the purchase order within five (5) business days of receipt (hereinafter “Purchase Order”).

(d) Liquidia may cancel or vary a Purchase Order at any time prior to dispatch of the Product. Liquidia will be responsible for all reasonable raw material costs, molded components costs, and finished product costs incurred and subsequent destruction cost of the Products (if any), as a consequence of the cancellation or variation of such order; provided, however, that Plastiape must reasonably mitigate Liquidia’ loss with respect to such costs, including by utilizing the raw materials to manufacture Product for other customers or by retaining the raw materials for use with respect to any future order made by Liquidia. Other than as set out in this sub-clause (d), Liquidia will have no other liability with respect to the cancellation or variation of a purchase order.

4.3If Plastiape fails to deliver or anticipates that it will be unable to deliver any quantity of Products ordered pursuant to Liquidia’s Purchase Orders, Plastiape will promptly notify Liquidia and consult with Liquidia to develop an interim contingency plan for meeting as much of Liquidia’s then-current market needs as possible, including, by way of example, and without limitation, granting Liquidia priority treatment with respect quantities of Products that Plastiape has in its finished products inventory or stock-in-progress, to be labeled or re-labeled as Liquidia Products. In any event, in the event of a shortage of Products, Plastiape shall allocate Products to Liquidia not less than in the same proportion as Liquidia’s most recent [***] average of unit purchases of Products.

4.4To the extent of any conflict or inconsistency between this Agreement and any purchase order documentation, the terms of this Agreement prevail.

5. Payment and Invoicing.

5.1Payment terms on the undisputed portion of all invoices are the later of (i) sixty (60) days from the receipt of invoice by Liquidia (which invoice shall not be issued until shipment of the applicable Products) or (ii) thirty (30) calendar days from the receipt of the Product by Liquidia. Undisputed invoices will comply with the invoicing instructions that will be provided in the purchase order that will be supplied to or on behalf of Liquidia via e-mail or by any different invoicing processing system agreed in writing between the Parties following the execution of this Agreement. Payment shall be made to the bank account nominated in writing by Plastiape and time of payment is of the essence. Liquidia shall pay all amounts due in full and cleared funds without any deduction or withholding.

5.2If any portion of an invoice is disputed by Liquidia, Liquidia will use commercially reasonable efforts to notify Plastiape within sixty (60) days of receipt of the invoice and shall pay all the undisputed amounts when due and the Parties shall use good faith efforts to reconcile the disputed amount as soon as possible; provided, however, that failure by Liquidia to dispute an invoice within the time period specified in this Section 5.2 shall not constitute a waiver by Liquidia of any claim against Plastiape, including any claim related to any error with respect to such invoice.

6.Delivery, Title and Risk of Loss, Price Revision and Adjustment.

6.1Plastiape will deliver the Product, at the direction of Liquidia, either:

(a)Free-Carrier at the point of manufacture in Italy (FCA); or

(b)Delivered At Place (DAP) to the location specified in Liquidia’s purchase order, in this latter case on or before the date specified in the purchase order.

6.2Plastiape must pack all Product ordered in accordance with the agreed Specifications included into the Drug Master File or as otherwise agreed in writing between Liquidia and Plastiape.

6.3 The following will apply if Liquidia elects for the Product to be delivered on a Free Carrier basis (FCA):

(a)Plastiape must make all the Product set forth in the purchase order available for collection not more than [***] from the date of the order;

(b) Liquidia will select the carrier and organize for collection of the Product;

(c)Liquidia will bear all applicable taxes, duties, export or import charges and similar charges and similar imposts associated with the collection and shipping of the Products;

(d)Liquidia is responsible for all export and importation processes and costs;

(e)Liquidia will be responsible for obtaining applicable transport insurance;

and

(f)all risk of loss or damage in transportation passes ex works (Incoterms 2020) to Liquidia at the time of delivery which is taken to be when the Product is collected from Plastiape’s facilities.

6.4The following will apply if Liquidia elects for the Product to be delivered on a Delivered At Place (DAP) basis:

(a)Plastiape will engage the carrier and organize the delivery of the Product to the facilities nominated by Liquidia in the purchase order. Liquidia accepts no liability for either the choice of the carrier or the carrier’s conduct or any loss or damage that may occur while the Products are being transported;

(b)Plastiape must deliver the Product set forth in the purchase order to the location nominated by Liquidia not more than [***] from the date of the order;

(c)Plastiape will bear all applicable delivery charges

(d) Plastiape must obtain applicable transport insurance;

(e)Plastiape is responsible for all export processes and costs; and

(f)all risk of loss or damage to the Products passes to Liquidia upon delivery of the Product to Liquidia at the location specified by Liquidia.

6.5 The prices quoted in Schedule 1 are for Incoterms FCA. Additional costs for DAP Incoterms will be quoted by Plastiape upon request from Liquidia in connection with a defined quantity of Product and with a defined destination address based on incremental out-of-pocket costs actually incurred by Plastiape in connection with DAP Incoterms. DAP Incoterms will be applied only if Liquidia will agree to such extra cost and places a binding Purchase Order specifying DAP Incoterms.

6.6. Price revision criteria are detailed at Schedule 1.

6.7. Title to the Products shall pass to Liquidia at such time as the risk of loss with respect to the Products passes to Liquidia pursuant to Section 6.3(f).

7.Additional Obligations of Plastiape.

Plastiape must:

(a)manufacture and supply the Products in accordance with all applicable laws, regulations and standards, including without limitation cGMP, and the Specifications for the Products. Plastiape shall bear responsibility for all product liability and quality assurance issues arising from any failure to comply with cGMP or Specifications for the Products. Plastiape shall comply in all respects with all applicable governmental laws, rules and regulations regarding the manufacture, labeling, and packaging of the Products;

(b)ensure the Products conform with the Specifications and all applicable laws, regulations and standards, including without limitation cGMP;

(c)inform Liquidia promptly of any adverse events (including without limitation fires, explosions, accidental discharges) occurring in the manufacture of the Product;

(d)inform Liquidia promptly of any allegations or findings of violations of applicable laws, regulations or standards, including without limitation cGMP, which relate to the Products or may impact on the supply of the Products;

(e)allow Liquidia to inspect Plastiape’s facilities, such inspections upon written and advance request of 10 (ten) business days;

(f)implement promptly any corrective action, as a result of non-compliance to this Agreement or Product’s Specifications;

(g) maintain Conformité Européene (CE) marking for the Products and any improvements;

(h)	maintain the Drug Master File as required by the FDA or such other requirements under the FDA;
(i)

engage in good faith discussion to review and, if warranted, amend the Quality Agreement from time to time to ensure compliance with applicable regulations relating to the production, storage, transportation and release of Products, including, but not limited to, cGMP; and

(j)

provide to Liquidia upon Liquidia’s request copies of Material Safety Data Sheets (“MSDSs”) and any other information and documentation related to Product safety, including but not limited to physical, chemical, and biological characteristics of the Products.

8.Defective Product.

8.1Plastiape represents and warrants that any Product sold and delivered to Liquidia complies in all respects with the Specifications and with this Agreement and is free from defects in design, material and workmanship.

8.2 The Products shall be subject to inspection, evaluation and testing by Liquidia at any reasonable time and from time to time before or during manufacture, or delivery and in any event within thirty (30) calendar days after delivery of the Products at Liquidia’s warehouse or other designated delivery location. Liquidia shall be entitled to reject any Products that do not meet Specifications or are otherwise defective, whether such defects are patent within the period specified above; provided, however, that if the defect or the non-conformity of the Product(s) are not apparent on Liquidia’s reasonable inspection of the Products (latent defects), then Liquidia shall notify Plastiape within five (5) Business Days after discovery thereof. Liquidia shall notify Plastiape of the existence and nature of any non-compliance or defect within the period specified above and Plastiape shall have a reasonable opportunity, not to exceed twenty (20) calendar days from receipt of notification and of defective samples or photos or other visual or written information as needed by Plastiape to assess if the Products do not meet the Specifications, to provide Liquidia with detailed written instructions to return or dispose of such defective Product unless the parties confirm that there was not, in fact, any non-compliance or defect. Thereafter, Plastiape shall, within a reasonable time, identify the root cause of the defect and implement corrective actions to prevent the recurrence of any such non-compliance(s) or defect(s).

8.3Without prejudice to any other remedy which Liquidia may have, Plastiape shall at Liquidia’s option:

(a)replace at Plastiape’s own cost and expense, including reimbursement of freight and costs incurred by Liquidia, Product that is not as warranted or otherwise fails to comply with the Specifications or other requirements of this Agreement; or

(b)repay Liquidia any amounts paid with respect to the relevant Product and for the disposal or return of defective Product.

8.4Liquidia has no obligation to pay for any Product that is subject to such a claim of non-compliance or defect. If Plastiape fails to so inspect and instruct Liquidia as to the return of disposal of such defective Product, Liquidia may dispose of such defective Product. Plastiape must promptly reimburse Liquidia for all direct and commercially reasonable out-of-pocket costs incurred by Liquidia in such disposition, and replace such defective Product at its own cost and expense.

8.5If, after Plastiape’s inspections of such Product, the Parties disagree as to the Product’s conformance to the Specifications or whether the Product has such a defect, either Party may deliver the Product to an independent third-party laboratory, reasonably acceptable to both Parties, for testing to confirm the Product’s conformance to the Specifications or the presence or absence of defects. All costs associated with such third-party testing shall be at Liquidia’ expense unless the tested Product is deemed by such third-party to be defective or not in compliance with the Specifications or this Agreement, in which case all such costs must be promptly paid by Plastiape. This clause in no way reduces Plastiape’s own obligations for testing, inspection and quality control as provided in the Specifications or under applicable laws, regulations, standards or codes, including, but not limited to, cGMP.

8.6Liquidia will notify Plastiape reasonably promptly after receipt of any non-medical customer complaints that implicate the Products. Plastiape, as requested by Liquidia, will conduct internal investigations to determine the validity of such complaints. Plastiape will report the findings of the investigation to Liquidia promptly following the completion of the investigation, but in no event later than thirty (30) calendar days after notification. Liquidia will be responsible for customer response communications with respect to such complaints. Plastiape, upon Liquidia’s reasonable request and at Plastiape’s expense, shall provide all reasonable assistance and material needed for such response communications. Plastiape shall reimburse Liquidia for all reasonable out of pocket expenses incurred by Liquidia with respect to activities under this Section 8.6 if the complaint is due to the failure of the Products to conform to the Specifications.

8.7Plastiape shall provide Liquidia with a copy of any MedWatch report relating to any serious medical adverse events related to the Products at the same time Plastiape provides the report to the FDA. Plastiape shall be responsible for the medical investigation of, evaluation of, and reporting of all adverse events related to the Products as required by any regulatory authorities. Plastiape shall be responsible for reporting any such adverse event reports to regulatory authorities and shall provide Liquidia with a copy of any such reports. Plastiape shall be responsible for submission of all reports related to medical adverse events required by the regulatory authorities, including without limitation, global literature surveillance and periodic reporting, and shall provide Liquidia with a copy of any such reports.

8.8Liquidia shall, with the assistance of Plastiape as needed, handle all medical and technical inquiries regarding the Products. Plastiape shall review and approve (subject to any suggested changes by Plastiape), as soon as possible but in no event later than ten (10) calendar days after receipt, the response letters prepared by Liquidia to use to respond to routine inquiries.

8.9Any material complaint, including, but not limited to, any complaint relating to safety and/or efficacy of the Products, received by Plastiape for the Products or similar products manufactured by Plastiape will be forwarded to Liquidia as soon as possible but in no event later than five (5) Business Days after receipt thereof via written communication. Any material complaint, including, but not limited to, any complaint relating to safety and/or efficacy of the Products, received by Liquidia for the Products will be forwarded to Plastiape as soon as possible but in no event later than five (5) Business Days after receipt thereof via written communication.

8.10Liquidia and Plastiape must notify each other as soon as possible but in no event later than five (5) Business Days after confirmation of the event, by telephone or other rapid communication means, when there is information concerning any Products issues that may impact the quality, purity, safety and effectiveness of Products in the field. Examples of such information include any contamination, stability failure, certain confirmed Product complaints or any significant chemical, physical or other change or deterioration in the distributed Products.

8.11In the case where a field alert or recall is deemed necessary by a regulatory authority or by Plastiape or by Liquidia, the Parties will jointly develop a strategy to handle such field alert or recall. Liquidia will be responsible for communication to its customers regarding such recall and for retrieving any Products that have been sold to its customers. Plastiape shall be responsible for reporting to the regulatory authorities all recalls and field alert notifications and for associated follow-up reports.

8.12In the event any governmental agency having jurisdiction shall request or order, or if

Liquidia shall determine to undertake, any corrective action with respect to any Product (or any finished product containing or contained in any Product), including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to a breach by Plastiape of any of its warranties, guarantees, representations, obligations or covenants contained in this Agreement or the Specifications, then Plastiape shall be liable, and shall reimburse Liquidia for the reasonable costs of such action, including the cost of any Product (or any finished product containing, contained in or included in a kit with any Product) which is affected.

9.Supply and Use of the Products.

9.1During the Term, Plastiape will supply the Product (or any improvement or product line extensions or successors) to Liquidia. Plastiape represents and warrants to Liquidia that as of the date of this Agreement it has not entered into any agreement, understanding or arrangement with any third party that prevents Plastiape from supplying the Product to Liquidia hereunder.

9.2Liquidia may use the Products for any lawful purpose except Liquidia agrees not to use Product in combination with: Platelet-derived growth factor receptor kinase inhibitors.

10. Improvements and Changes to the Product.

10.1Plastiape will notify Liquidia of any Product improvement or Product line extensions, or successors, any new products, product ideas or inventions made by Plastiape which may have applicability to the Product or to Liquidia’ products.

10.2From time to time, either Party may submit to the other written proposals for the adoption, implementation or development of changes, improvements or modifications to the Product or the Specifications. Any such changes may not be implemented without the prior written agreement of the Parties.

10.3 Plastiape agrees that:

(a)no changes or modifications to the method or process of manufacture or production of the Product or the raw materials or Specifications; and

(b)no change in location of the facility used to supply Product to Liquidia under this Agreement,

can be made without prior written notification to and approval of Liquidia. Any such change or modification approved by Liquidia shall be made at Plastiape’s sole cost and expense.

11.Labelling, Brand Name and Trademark Matters.

11.1(a) Subject to Clause 22, Plastiape acknowledges that Liquidia is the exclusive owner of and has all rights to the Liquidia trademarks, copyrights, and brand names of Liquidia, artwork and all other that appear on or are otherwise used in connection with the marketing, sale and or use of Liquidia’s end product or finished product containing or contained in any Product.

(b) Subject to Clause 22, Liquidia acknowledges that Plastiape is the exclusive owner of and has all rights to the Plastiape trademarks, copyrights and brand names that are contained in or associated with the standard Products (excluding customized versions), including inhaler RS00.

11.2Neither Party will register or use any names or marks that are similar to the other Party’s brand name or might be confused with them. The obligations in this sub-clause survive termination or expiration of this Agreement.

11.3 Each Party shall as soon as possible advise the other Party of any suspected or actual infringement of any of the Intellectual Property Rights of such other Party in or relating to the Product.

11.4Subject to the terms and conditions of this Agreement, (a) Plastiape hereby grants to Liquidia a limited, revocable, non-exclusive, non-transferable, fully paid license (without the right to sublicense) to use Plastiape’s trademarks during the Term solely for the purposes of marketing and promoting the Product(s), and (b) to the extent Liquidia requires Plastiape to affix Liquidia’s trademark(s) on the Products, Liquidia hereby grants to Plastiape a limited, revocable, non-exclusive, non-transferable, royalty free license (without the right to sublicense) to use Liquidia’s trademark(s) during the Term solely for the purposes of supplying Products to Liquidia.

12.Records and Access.

12.1 Plastiape shall maintain and preserve full and accurate books and records of all matters relating to the Product (excluding any financial documentation), including, but not limited to those records required to be maintained under cGMP (ISO13485 and 21 CFR Part 820), and any other records or documentation required to be maintained pursuant to the Quality Agreement.

12.2Liquidia and its authorized representatives have the right to inspect and examine all such books and records (excluding any financial documentation) and to access any facilities at which the Product is manufactured, tested or stored, with prior written notification of twenty (20) Business Days, during normal business hours. During any such inspection, Plastiape shall permit Liquidia upon at least twenty (20) Business Days’ prior written notice and during normal business hours during Business Days and without interruption of manufacturing process of Plastiape (other than making personnel available as necessary for the conduct of the audit), access to those areas of Plastiape’s manufacturing facilities where any of the Products are manufactured, tested, packaged, stored, handled and shipped and access to the regulatory, manufacturing, testing and quality assurance records for the Products. On any inspection or audit by Liquidia or by any governmental agency which results in required corrective actions, Plastiape shall have such time as is provided by such agency or as is commercially reasonable, as the case may be, to take all needed steps to implement the corrective actions identified in the aforementioned audits or inspections. Nothing in this provision is to be construed so as to place a duty on Liquidia to make any such inspection or audit or to determine whether or not Plastiape is in compliance with its obligations hereunder or with applicable laws and regulations. No determination by Liquidia that Plastiape is or is not in compliance shall be construed as relieving Plastiape from its duty to determine if it is in such compliance with such laws and regulations. The foregoing notwithstanding, in the event any such inspection or examination is “for cause” as a result of any Product defects, nonconformance, material breach of this Agreement, failure to comply with regulatory requirements or adverse finding of any regulatory authority, then the references to “twenty (20) Business Days” in this Section 12.2 shall be deemed to be amended to “ten (10) Business Days.”

12.3Plastiape shall maintain and preserve full and accurate records and files which Plastiape is required to maintain in connection with the Product by law, including cGMP, or any regulatory authority. Plastiape must retain all such records for the longer of the period required by law or regulations or seven (7) years. In case of longer periods required by regulatory authorities Liquidia will advise Plastiape in writing of the time required.

13.Communication.

13.1Plastiape and Liquidia will each appoint an individual who will act as the primary liaison point between the Parties. The Parties agree to discuss regularly any issues arising in relation to the Products. If requested by Liquidia, Plastiape must advise Liquidia of the stock of Product or raw materials held by Plastiape at any particular time.

13.2Each Party agrees to provide the other Party with prompt written notice if:

(a)there is a Change of Control of the Party;

(b)the Party is in breach of this Agreement; or

(c)Plastiape becomes aware of any issues or nonconformances with respect of any Product, any failure of any Products to meet the Specifications or any other matter which may adversely affect the supply or use of the Products.

13.3At Liquidia’s cost and expense, Plastiape agrees to cooperate with Liquidia in doing any reasonable act or thing which is necessary or desirable to facilitate Liquidia’s compliance with any regulatory requirements.

13.4 Plastiape agrees that, unless specifically authorized in writing by Liquidia, Liquidia will be responsible for all communications with regulatory authorities with respect to Liquidia’s products (which contains or is contained in any Product).

13.5 To the extent legally permissible by law, Plastiape agrees to forward any such communications (whether oral or written) received by Plastiape from a regulatory authority in relation to the Product to Liquidia within three (3) Business Days of receipt.

14.Audit.

14.1 In addition to Liquidia’s rights pursuant to Section 12, Liquidia (or any third-party approved by Liquidia, such case, subject to a confidentiality agreement and acceptance of safety and health rules at Plastiape’s site) shall have the right, upon prior written notification of twenty (20) Business Days to Plastiape and during regular business hours and without interruption of manufacturing process (other than making personnel available as necessary for the conduct of the audit), to inspect and audit the facilities being used by Plastiape for production and storage of the Product to assure compliance by Plastiape with current cGMP and other applicable laws, rules and regulations and with other provisions of this Agreement. The foregoing notwithstanding, in the event any such audit is “for cause” as a result of any Product defects, nonconformance, material breach of this Agreement, failure to comply with regulatory requirements or adverse finding of any regulatory authority, then the references to “twenty (20) Business Days” in this Section 14.1 shall be deemed to be amended to “ten (10) Business Days.”

14.2Plastiape will within thirty days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within such thirty day period, present to Liquidia a written plan to remedy such deficiencies as soon as possible. The failure by Plastiape to remedy or cause the remedy of any such deficiencies within such thirty day period or to present such a plan within such thirty day period and then use its reasonable commercial efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, constitutes a material breach of this Agreement.

14.3The granting to Liquidia of certain audit rights shall in no way relieve Plastiape of any of its obligations under this Agreement or other legal obligations, nor does such provision require Liquidia to conduct any such audits.

15.Insurance.

15.1Plastiape must maintain or cause to be maintained, at its own expense, adequate insurance as is usual for a prudent manufacturer in respect of the manufacture and sale of the Product, including the following types of insurance with carriers rated A- or better with A.M. Best: (i) public liability insurance and products liability insurance, and property damage in an amount not less than one million six hundred thousand US dollars ($1,600,000) per occurrence and aggregate; and (ii) products liability insurance, with a combined single limit in an amount of not less than one million six hundred thousand (1 600,000 $) per occurrence and in the aggregate.

15.2Plastiape shall furnish Liquidia with a letter from the insurance broker evidencing the insurance coverages stated above in place.

16.Term.

This Agreement shall commence on the effective date hereof and shall continue for a period of five (5) years, unless terminated earlier in accordance with Section 17 (such period, the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive five-year periods (each, a “Renewal Term”) unless terminated by either Party upon notice to the other Party at least thirty-six (36) months prior to the conclusion of the Initial Term or then-current Renewal Term. The Initial Term and any Renewal Term shall be, collectively, the “Term.”

17.Termination.

17.1 This Agreement may be terminated:

(a)by one Party upon one hundred and eighty (180)

days written notice to the other Party if the other Party is in default in performing or observing any material terms or representation, warranty, guarantee, covenant or obligation of this Agreement or any Quality Agreement entered into in connection herewith, and that default is not remedied within a period of one hundred and eighty (180) days after written notice has been given to the Party in default;

(b) by one Party if the other Party has suffered an Insolvency Event, in which case, the Party not suffering the Insolvency Event may immediately by written notice terminate this Agreement;

(c)by Liquidia upon thirty (30) days written notice to Plastiape if there is a Change of Control of Plastiape (except change of control within Berry Global, Inc.); or

(d)by a Party if the Parties cannot agree on a proposed price modification pursuant to Schedule 1 within ninety (90) days after notice of the proposed price change and evidence supporting the proposed price change have been given by one Party to the other Party.

17.2Liquidia may also immediately terminate this Agreement upon written notice to Plastiape

(a)if complete orders of Product are not received within the time period required by this Agreement in fulfilment of three (3) purchase orders in any twelve (12) month period; or

(b)if Liquidia receives Product that does not meet Plastiape’s warranty contained in this Agreement in connection with three (3) deliveries of Product in any twelve (12)-month period.

17.3Upon termination or expiration of this Agreement for any reason the accrued rights and obligations of each Party as at the date of termination shall not be affected. In the event of termination, then:

(a) Each Party promptly (i) shall return to the other Party all relevant materials belonging to the other Party which are in the Party’s possession, or, if instructed by the other Party, the Party shall destroy such materials and provide written confirmation to other Party of their destruction, and (ii) Plastiape shall deliver to Liquidia all Product and all associated items, including without limitation related ingredients, inventories, materials, and supplies;

(b)If the Agreement is terminated by Plastiape for any reason or by Liquidia pursuant to Section 17.1 or 17.2, and subject to Plastiape’s manufacturing capacity, Liquidia shall have the right to issue a final Purchase Order for Products in such quantities as Liquidia may determine in its sole discretion.

17.4 Termination of this Agreement for any reason shall not affect either Party´s accrued right, remedies or liabilities including any payment of any sum due by Liquidia for Products, Product molds, forms, and the like, and all associated items, including without limitation related at the effective date of termination and/or Liquidia´ obligation to take delivery of and pay the price of the Products ordered before the effective date of termination and pay for any unmortised investments (if any), stock of Products (if any), unused components including raw materials, colours, additives ordered by the Supplier, in each case pursuant to a forecast or binding Purchase Order received from Liquidia and that are not able to be used by Supplier for purposes other than supplying Products to Liquidia hereunder. Liquidia shall pay within 30 (thirty) calendar days of the invoice of Plastiape.

17.5Clauses 8, 11, 12, 13.3, 13.4, 13.5, 14, 15, 17.3, 17.4, 17.5, 18, 19, 20, 21, 22, 23, 25, 26, 27, 28, 30, 32, 33 and 34, together with other terms and conditions that by their intent or meaning have continuing validity, survive termination or expiration of this agreement.

18.Confidentiality.

18.1The Receiving Party must not, without the prior written approval of the Disclosing Party, disclose the Disclosing Party’s Confidential Information except as expressly permitted by the terms of this Agreement. Confidential Information of the Disclosing Party may only be used in a manner contemplated by this Agreement solely for the express purposes of this Agreement and not for any other purpose.

18.2The Receiving Party will not be in breach of clause 18.1 in circumstances where it is legally compelled to disclose the Disclosing Party’s Confidential Information or is required to disclose the information by as a result of the listing rules of any stock exchange on which the Party is listed or any other regulatory request. If Receiving Party becomes legally compelled (whether in judicial or administrative proceedings or to comply with requirements otherwise imposed by any governmental or regulatory agency with authority over Receiving Party) to disclose any Confidential Information, to the extent legally permissible, prompt notice of such fact shall be given to Disclosing Party so that appropriate action (including, without limitation, the seeking of a protective order) may be taken and to the extent legally permissible, Receiving Party will reasonably cooperate with Disclosing Party, at Disclosing Party’s sole cost and expense, in contesting such disclosure or in obtaining a protective order. If Receiving Party is required to make a disclosure under this paragraph, Receiving Party will furnish only that portion of the Confidential Information that is legally required.

18.3Confidential Information shall be maintained in strict confidence and otherwise may only be disclosed to Affiliates, employees, or subcontractors, legal and tax advisors of the Receiving Party (i) who have a need to know such Confidential Information and are engaged in the performance of this Agreement and (ii) who are bound by the terms of their employment agreements (or other legal obligations) to keep all Confidential Information of the Disclosing Party confidential and not to use such Confidential Information except as expressly permitted by this Agreement.

18.4The Receiving Party will on demand return to the Disclosing Party all Confidential Information supplied by the Disclosing Party to the Receiving Party in connection with this Agreement, except that (i) the Receiving Party may retain one copy of such Confidential Information in its legal files solely for verifying compliance with its obligations under this Agreement or enforcing its rights hereunder and (ii) the Receiving Party shall not be required to expunge Confidential Information from any computer, word processor or other similar device storing Confidential Information in electronic format that are made in the ordinary course of business or during backups; provided that the confidentiality of such electronically stored Confidential Information continues to be maintained by the receiving party in accordance with the terms of this Agreement and is not at any time copied, reproduced or summarized.

18.5This clause 18 survives termination or expiration of this Agreement for the period of 10 years from the date of termination or expiration of this Agreement, provided, however, that any Confidential Information contained in any copy retained pursuant to sub-clause 18.4 above shall continue to be protected by the confidentiality and non-use provisions of this Agreement for as long as such copy (whether physical or electronic) is in the possession of the Receiving Party, its Affiliates or their respective employees, agents or subcontractors.

19. Representations and Warranties and Compliance With Laws.

19.1Liquidia and Plastiape each respectively represents and warrants to the other Party that:

(a)it is duly incorporated in the jurisdiction in which it is incorporated;

(b)it has the power to enter into and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)the entry into and the performance of this Agreement does not constitute a breach of any obligation (including without limitation, any statutory, contractual or fiduciary obligation) or default under any agreement or undertaking by which it is bound;

(d)this Agreement constitutes the valid and binding obligations of such Party, enforceable against it in accordance with its terms; and

(e)at all times, it will comply with all applicable laws, regulations, codes, rules, ordinances, judgments, orders and decrees.

19.2 Plastiape represents and warrants to Liquidia that:

(a)all Product supplied in connection with this Agreement shall be:

(1)of merchantable quality, fit for the purpose intended by this Agreement (that is disclosed in writing) and free from defects in design, material and workmanship; and

(2) manufactured and supplied in conformity with the Specifications and this Agreement.

(b)it shall comply with all applicable present and future statutes, laws, ordinances and regulations relating to the manufacture and supply of the Product, including, without limitation, cGMP, including, as applicable, (a) the principles detailed in U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) other applicable regulatory requirements and international standards specified in the Specifications;

(c)it has right and title to sell the Products to Liquidia in accordance with the terms of this Agreement and the Products will be free from all encumbrances;

(d)the Products will correspond with all mutually agreed samples used by Plastiape and conform to the Specifications;

(e)the Products will conform to any Quality Agreement signed by the Parties in connection with this Agreement;

(f)the Product(s) and Plastiape’s trademarks used in connection with the Product(s) do not infringe any patent, copyright, trademark or other proprietary right of any third parties and Plastiape has title or interest in all Intellectual Property Rights in the Products sufficient to authorize use of it by Liquidia and its direct and indirect customers and the grant of rights, in the manner contemplated by this agreement;

(g) technical information, product data sheets and material safety data sheets are complete, current and accurate and suitable and sufficient for use by Liquidia to use, process, sell or otherwise make use of the Products; and

(h)neither Plastiape, nor any of its employees, has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual. Plastiape further covenants, represents and warrants that if, during the Term of this Agreement, it, or any of its employees or agents, becomes or is the subject of any FDA investigation or debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual, Plastiape shall promptly notify Liquidia and to the extent legally permissible Plastiape shall immediately terminate the employment of any Debarred Individual or remove the Debarred Individual from any activities related to the Products hereunder and shall promptly notify Liquidia and any regulatory authority of the details of the same in compliance with applicable laws.

19.2.1. The foregoing warranties will not apply in any of the following events: if (a) Liquidia makes any further use of any Products after Liquidia has given notice in accordance with this clause that such Products fail to conform to the representations set forth in Section 19.2; or (b) the defect arises because of any act or omission by Liquidia (including any unauthorized alteration or repair of the Products, a failure to follow oral or written instructions as to storage, installation, use and maintenance of the Products (or good trade practice), willful damage, negligence or storage or usage conditions that are outside of any specifications provided or notified by Plastiape to Liquidia); or (c) the defect arises as a result of the Supplier following any drawing, design or specification supplied by Liquidia.

19.3 Each Party represents and warrants that it shall comply fully with:

a)	All applicable Laws relating to anti-bribery and anti-corruption and, more specifically, abide by the standards of conduct set forth in the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010 and any other applicable anti-corruption and/or anti-money laundering Laws (all together the “Anti-Corruption Laws”); and
b)	All relevant export Laws, trade restriction Laws of the United States, European Union and any other applicable national Laws (“Export Laws”) in force at the relevant time. Liquidia shall not, in respect of the Products: (i) export, re-export, trans-ship, or otherwise transfer, directly or indirectly, in violation of Export Laws; or (ii) use the same for any purposes prohibited by the Export Laws (including, without limitation, nuclear, chemical, or biological weapons proliferation).

20.Indemnification.

20.1Plastiape shall indemnify Liquidia, its Affiliates and each of their officers, directors, employees (each a ”Liquidia Indemnitee”) from and against any and all of the Liquidia Indemnitees’ direct damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys’ fees) (collectively “Damages”) arising out of a claim by a third party and that is sustained, suffered or incurred by a Liquidia Indemnitee, in connection with:

(a)personal injury, death, loss or damage to any property to the extent caused by the negligent, reckless or intentional act or omission of Plastiape, provided that Plastiape shall not be liable for any product liability or personal injury claims by third parties arising from the sale, distribution or use of any Product which meets the Specifications and other requirements of this Agreement and is not otherwise defective;

(b)a breach by Plastiape of any warranty, representation, covenant or agreement made by Plastiape in this Agreement; and

(c) any claim that any Product purchased from Plastiape or the use or sale of such Product infringes any Intellectual Property Rights of any third party (excluding any claims relating solely to Liquidia’s materials, including Liquidia’s Intellectual Property Rights, brand names and copyrights contained in or used with the Product).

20.2Liquidia shall indemnify Plastiape, its Affiliates and each of their officers, directors, employees and agents (each a “Plastiape Indemnitee”) from and against any and all Damages arising out of a claim by a third party and sustained, suffered or incurred by a Plastiape Indemnitee in connection with (i) the breach by Liquidia of any warranty, representation, covenant or agreement made by Liquidia in this Agreement, (ii) any Product sold by Liquidia under the Agreement or that are in the possession or under the control of Liquidia, its employees, agents, except any claim with respect to which Plastiape is obligated to indemnify Liquidia pursuant to Section 20.1, and (iii) any infringement or alleged infringement by Liquidia of any Intellectual Property Rights of third parties relating solely to Liquidia’s materials, including Liquidia’s Intellectual Property Rights, Liquidia’s brand names, specifications provided by Liquidia to Plastiape for changes to the Products and Liquidia’s copyrights contained in or used with the Product.

20.3Upon assertion of any third party claim against a Party that might give rise to indemnification under this Agreement, the Party claiming the right of indemnification (“Indemnified Party”) must give prompt written notice to the Party alleged to have the duty to indemnify (“Indemnifying Party”) of the existence of such a claim and will give the Indemnifying Party a reasonable opportunity to control, defend and/or settle such claim at its own expense and with counsel of its own selection. The Indemnified Party has the right to participate in such defense at its own expense and with separate counsel. Provided that the Parties are not contractually or legally excluded, or are not otherwise prejudiced in their legal position by doing so, the Parties will co-operate with each other and their respective insurers in relation to the defense of such third party claim. In the event that the Indemnifying Party elects to defend such a claim, neither Party may settle the claim without the prior written consent of the other Party (which consent shall not be unreasonably delayed or withheld). Notwithstanding the foregoing, in the event of a dispute with respect to the indemnity, each Party is entitled to participate in the defense of such claim and to join the other in any such action.

21.Failure to Supply; Advance Notice by Plastiape.

21.1If during the Term, Plastiape ceases to manufacture the Product or is unable or unwilling or fails to supply any Product in such quantities as Liquidia shall order and in compliance with the required delivery periods (whether due to the occurrence of a Force Majeure or otherwise), then, without limiting Liquidia’s right of termination or other rights hereunder, Liquidia shall be entitled (with no obligation or liability to Plastiape) to obtain such Product from another supplier.

21.2If Plastiape determines to cease manufacturing the Product for any reason, it will provide

Liquidia with at least three (3) years’ advance notice prior to taking such action to permit Liquidia to locate and qualify a substitute supplier, and during such three (3) year period Plastiape will continue to provide Product to Liquidia under the terms of this Agreement.

22.License and Intellectual Property Rights.

22.1As between the Parties, (i) Liquidia shall own all right, title and interest in and to Liquidia’s Background IP and (ii) Plastiape shall own all right, title and interest in and to the Plastiape Background IP.
22.2Plastiape’s Background IP if any, and IP Rights created by or on behalf of Plastiape as a direct result of the Plastiape’s Background IP under this Agreement (“Plastiape Arising IP”) is retained by Plastiape (collectively with Plastiape Background IP, “Plastiape IP Rights”). During the term of this Agreement, Plastiape grants to Liquidia, and Liquidia hereby accepts, a , worldwide, royalty-free, non-exclusive license under Plastiape IP Rights, including the right to practice such Plastiape IP Rights in any way for Liquidia to receive the full benefit of the Products under this Agreement (license to use, market, sell or resell), which license shall be perpetual as to Products received by Liquidia pursuant to this Agreement. To the extent legally permissible,

Liquidia waives any moral rights in Plastiape IP Rights, including, without limitation, the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation. To the extent such waiver is not legally permissible, Plastiape will have the irrevocable right to exercise any moral rights in Plastiape IP Rights on Liquidia’s behalf to the fullest extent permitted by law.

22.3 Plastiape accepts no responsibility whatsoever for any changes to the drawings, specifications, designs, documents or wording, in whatever language, related to the Products that is provided to Plastiape by Liquidia.

23.Publicity.

Neither Party nor such Party’s Affiliates will make any public announcements, press releases, regulatory filing or other public disclosures, written or oral, whether to the public, the press, stockholders or otherwise, concerning this Agreement or the terms or the subject matter hereof, the performance hereof or the Parties’ activities hereunder (a “Public Statement”), except: (i) with the prior written consent of the other Party (such consent not to be unreasonably delayed or withheld but may be conditional upon certain restrictions as to the content and/or distribution of such Public Statement to ensure consistency with the Parties’ respective policies); (ii) for such Public Statements, as in the opinion of the counsel for the Party intending to make such Public Statement, are required to comply with applicable laws (including the regulations of any stock exchange) (a “Legal Requirement”) and which in any event contain only the minimum disclosure necessary to comply with the relevant Legal Requirement; or (iii) for Public Statements by Liquidia related to the use of Product(s) with its pharmaceutical products and the inclusion of Products in kits with Liquidia’s products.

24.Force Majeure.

24.1If by reason of Force Majeure, either Party is unable to carry out any of its obligations under this Agreement, that obligation is suspended during the continuance of the Force Majeure. Such non-performing Party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable.

24.2Such non-performance will be excused for six (6) months or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing Party gives prompt written notice to the other Party of the Force Majeure.

25.Notices.

25.1Any notice, report or other instrument provided for in this Agreement will be deemed sufficiently given or delivered pursuant to this Agreement if directed to the Party for whom it is intended at the following addresses or such different address as that Party may have specified for the purpose by notice in writing to the other Party:

(a)if to Liquidia , at the address, or email address specified on page 1 with copy to Liquidia Technologies, Inc., Attn: Legal Department, 419 Davis Drive, Suite 100, Morrisville, NC 27560 USA or legal@liquidia.com;

(b)if to Plastiape, at the address, facsimile number or email address specified on page 1,

or as otherwise notified in writing to the other Party.

25.2Notice will be deemed to have been given by the sender and received by the addressee:

(c)if by delivery in person, when delivered to the addressee;

(d)if by post, ten (10) business days from and including the date of posting;

(e)if by facsimile transmission, when the sender’s machine generates a correct facsimile transmission report; or

(f)if by email, one (1) Business Day after sending to the correct email address.

26.Dispute Resolution and Jurisdiction.

26.1If a dispute arises between the Parties out of or in relation to this Agreement (“Dispute”), either Party seeking to resolve the Dispute must do so strictly in accordance with the provisions of this clause. Compliance with the provisions of this clause is a condition precedent to seeking relief in any court in respect of the Dispute except as provided in clause 26.2.

26.2A Party seeking to resolve a Dispute must notify the existence and nature of the Dispute to the other Party (“Notification”). Upon receipt of a Notification, the Parties must refer resolution of the dispute to their respective chief executive officers or nominees appointed by the chief executive officers.

26.3If the Dispute has not resolved within thirty (30) days of receipt of the Notification, then either Party may initiate proceedings in accordance with clause 34 of this Agreement.

26.4Nothing in this clause shall prevent either Party from seeking interlocutory relief, injunctive relief or equitable relief through any court of competent jurisdiction at any time.

27. Limitation of Liability.

27.1 In no event shall either Party be liable to the other Party for any indirect, special, incidental, consequential (except in connection with a breach of Section 18), statutory, punitive or exemplary damages arising under or in connection with this Agreement including, without limitation loss of business or profits or interruption of business, regardless of the nature of the claim or theory of recovery.

27.2Notwithstanding anything to the contrary and to the extent legally permissible, neither Party’s total liability to the other Party in respect of alleged direct damages or losses arising under or in connection with this Agreement, regardless of the nature of the claim or theory of recovery, shall exceed in aggregate over a contractual year, the price paid by Liquidia to Plastiape for Products.

27.3. Nothing in this Agreement shall limit or exclude (i) a Party's liability for fraud, death or personal injury caused by its negligence, unlawful actions, intentional misconduct or any matter in respect of which it would be unlawful for a Party to exclude or restrict its liability, or (ii) any indemnity claims hereunder relating to the matters described in clause (i) of this Section 27.3.

28.Relationship.

28.1Each Party is an independent contractor.

28.2The Parties are not principal and agent, partners, joint venturers, trustee and beneficiary, or employer and employee of each other.

28.3Neither Party may:

(a)hold out their agents, contractors or employees as the agents, contractors or employees of the other Party;

(b)pledge the credit of the other Party; or

(c)contract for or on behalf of the other Party or make any other commitments on behalf of the other party.

28.4For the avoidance of doubt, either Party’s dealings with its customers are in no way binding on the other Party.

29.Assignment.

29.1Subject to clause 29.2, without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed), each Party must not:

(a)assign the benefits of this Agreement;

(b)mortgage, charge or otherwise encumber the benefit of this Agreement; or

(c)cause its obligations under this Agreement to be assumed by a third party.

29.2Subject to Clause 17.1 the Parties acknowledge that each Party may assign its rights hereunder to any Affiliate of the Party or to any third party that acquires the Party, or substantially all the assets or business of the Party that relates to this Agreement; or in the case of Liquidia, to any third party that acquires or licenses the Liquidia product(s) that uses the Product.

29.3Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors and assigns (whether by asset sale, merger or otherwise).

30.No Waiver.

30.1A Party only waives a breach of this Agreement if the waiver is given in writing signed by that Party or its authorized representative.

30.2A waiver is limited to the instance(s) referred to in writing. A waiver of compliance with any provision of this Agreement shall not constitute a waiver of any subsequent lack of compliance with such provision or of any other provision of this Agreement.

30.3 Failure, omission or delay by any Party to enforce compliance with any provision of this Agreement will not constitute a waiver of or otherwise affect the rights of that Party to use any remedy available to it in respect of the breach of any such provision. Any single or partial exercise of any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

31.Costs.

Each Party must pay its own costs in respect of the costs of the negotiating, preparation and examination of this Agreement and any document required by this Agreement.

32.Entire Agreement.

When signed, this Agreement constitutes the entire agreement between the Parties in relation to its subject matter. This Agreement may not be contradicted by evidence of any prior or contemporaneous agreement, oral or written, and this Agreement may not be explained or supplemented by evidence of consistent additional terms. No previous course of dealing will be admissible to explain, modify or contradict the terms of this Agreement. This Agreement supersedes, merges, and voids all prior representations, statements, negotiations, understandings, proposed agreements, and other agreements, written or oral, relating to its subject matter.

33.Amendment.

This Agreement can only be amended, modified or supplemented by written agreement executed by all the Parties.

34.Governing Law.

34.1 This agreement is governed by the laws of England and Wales, excluding its conflict of laws provisions.  In the event that any dispute, controversy, conflicts or claim ("Disputes")  arising out of, or in relation to, this Agreement, cannot be settled by means of negotiations within 30 calendar days from the date of notification to the other Party about the presence of the dispute or conflict, the Parties shall submit all Disputes (including the validity, invalidity, breach, or termination thereof) to the competent court in London, United Kingdom. . The Parties agree that the competent court in London, United Kingdom is the most appropriate and convenient court to settle any Dispute and, accordingly, that they will not argue to the contrary.

35.Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement. A counterpart may be a facsimile or electronic signature, which shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes. Together all counterparts make up one instrument.

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THE SIGNATURE PAGE IMMEDIATELY FOLLOWS]

The Parties have caused this Agreement to be signed by their duly authorized representatives below, effective as of May 22nd, 2023 for all purposes.

Liquidia Technologies, Inc.Plastiape SpA

By:/s/ Rob LippeBy:/s/ Alfredo Masuello

Name: Rob LippeName:Alfredo Masuello

Title:Chief Operations OfficerTitle: Managing Director

SCHEDULE 1

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